EXHIBIT 99.1

UGC REPORTS SECOND QUARTER 2004 RESULTS

2004 Operating Cash Flow Guidance Increased for Recent Acquisition and Performance

Broadband Internet Subscribers Exceed 1.0 million

Stock Repurchase Program Announced

Denver, Colorado – August 9, 2004: UnitedGlobalCom, Inc. (“UGC”)1 (NASDAQ: UCOMA), today announces operating and financial results for the second quarter ended June 30, 2004.

Highlights for the second quarter compared to the same period in the prior year include:

•	Revenue growth of 17% to $545 million

•	Operating Cash Flow[2] growth of 30% to $195 million

•	Operating Cash Flow margin of 37% year-to-date, compared to 30%

•	102,400 Net RGU[3] additions compared to 41,200

•	Net loss of $(95) million compared to net income of $622 million

•	Free Cash Flow[4] growth of 248% to $87 million

Mike Fries, President and Chief Executive Officer of UGC said, “Our second quarter results were strong across the board. We added 102,400 net new RGUs in the quarter, including 47,700 broadband Internet RGUs. As a result, broadband Internet RGUs now exceed 1.0 million in total – an important milestone for the Company. We added 194,700 net new RGUs during the first six months of the year which, given the seasonality of our business and potential upside from new digital and voice products, puts us on track to meet or exceed our full year guidance of 500,000 net new RGUs in 2004.”

“Revenue growth on an organic basis was approximately 11% in the quarter compared to the same period in the prior year, slightly above our full year guidance of 10%. Operating cash flow on an organic (or local currency basis) grew 23%—ahead of our 20% guidance, but was down modestly in absolute terms from our first quarter 2004 result due primarily to unfavorable foreign currency movements, as well as higher marketing expenditures in Europe to drive customer growth during the seasonally slower summer months. For the six months ended June 30, 2004, our organic operating cash flow increased 33% compared to the same period in the prior year. We expect to see a meaningful improvement in our third quarter operating cash flow and we believe there is upside to our $800 million guidance for the full year 2004 excluding the acquisition of Noos. Including the consolidation of Noos beginning July 1, 2004, we expect to report full year Operating Cash Flow of at least $850 million5.”

“We are also making solid progress on key strategic initiatives across all of our product lines. We are on track for commercial launch of VoIP services in the Netherlands and Hungary during the third quarter, and expect to be 100% VoIP ready across our entire Dutch footprint of 2.6 million homes passed by the end of

[1]	Also referred to us the “Company”, “we, “us”, “our”, and similar terms.

[2]	Please see page 8 and 9 of this press release for an explanation of Operating Cash Flow, detail on Operating Cash Flow by segment, and a reconciliation of Operating Cash Flow to Net Income (Loss). Operating Cash Flow is also referred to as “OCF.”

[3]	RGUs or Revenue Generating Units. Please see page 12 for a definition.

[4]	Please see page 9 of this press release for an explanation of Free Cash Flow and a reconciliation of Free Cash Flow to Net Cash Flows from operating activities.

[5]	Based on the same foreign exchange rate of 1.20 US dollars per Euro used to calculate our $800 million guidance figure.

the year. In digital video, we are pleased with the continued success of our new digital product in France and are looking at expanding our digital footprint across Central and Eastern Europe using a similar Headend-ln-The-Sky (HITS) strategy. We have now agreed to rate increases in all but a handful of our Dutch markets which will be phased in throughout the remainder of the year, resulting in a harmonization of our analog cable television rates across The Netherlands by the end of the year. And despite a relatively competitive market for broadband Internet services across Europe, our sales are up over 40% from a year ago and we continue to generate one of the highest ARPU’s in the industry. As a result of these efforts, we believe we are well positioned to meet or exceed all of our 2004 financial guidance targets and we look forward to producing strong second half results.”

Recent Events

UGC Stock Repurchase Program Announced: UGC’s Board of Directors has authorized a $100 million share repurchase program. UGC expects such purchases to occur from time to time in the open market or in private transactions, subject to market conditions.

European Bank Facility Refinancing: On June 29, 2004, we announced the refinancing of over €1.0 billion of our €3.5 billion European bank credit facility, substantially improving the interest rate, general covenant and funding flexibility of the facility. In addition, the refinancing facilitated the debt funding required for our acquisition of Noos in France. As a result of the refinancing, we expect annual interest savings of approximately €50 million and UGC’s consolidated weighted average cost of outstanding debt is currently below 5.0%. In addition, because a significant portion of our outstanding debt is floating rate, we have purchased interest rate caps through 2006 to limit our exposure to rising interest rates.

Noos Acquisition Completed: On July 7, 2004, we announced the completion by our French holding company (UPC Broadband France) of the acquisition of Noos, the largest cable television operator in France, from SUEZ. SUEZ is currently a 19.9% shareholder in UPC Broadband France which includes UGC’s existing French cable television operation. The transaction valued Noos at approximately €615 million, or 7.25 times 2004 estimated Operating Cash Flow. The final purchase price is subject to a 90-day audit of Noos’ financial information. Consideration to SUEZ consisted of approximately €530 million of cash funded in equal proportions out of cash on hand and UGC’s European bank facility, as well as the 19.9% equity interest in the combined French operation. As a result of the transaction, UPC Broadband France now serves approximately 2.3 million RGUs. The combined French businesses generate annual revenue of approximately €400 million based on the 2003 results of Noos and UPC France.

Second Quarter 2004 Results

Our significant and consolidated operating subsidiaries in Europe include UPC Broadband—our cable television and broadband division with operations in 11 countries, and chellomedia—our media and programming division, which also includes our Competitive Local Exchange Carrier (CLEC), Priority Telecom. In Latin America, our primary operation is VTR GlobalCom (VTR), our cable television and broadband provider in Chile. Please refer to the Financial Highlights and Consolidated Financial Statements section at the end of this press release for additional segment information.

Revenue

Revenue for the three months ended June 30, 2004 was $545 million, an increase of 17% or $80 million compared to the same period in the prior year. Excluding the impact of foreign exchange rates, organic year-over-year revenue growth was approximately 11% for the second quarter of 2004 driven by higher average monthly revenue per subscriber (ARPU) and RGU growth. For the six months ended June 30, 2004, organic revenue growth was approximately 10%, consistent with our 10% guidance target for the full year. Based on our expectation for continued revenue growth in the second half, including the positive contribution from our recent analog video rate increases in The Netherlands, we are confirming our full year 10% growth target.

Operating Cash Flow

Operating Cash Flow for the three months ended June 30, 2004 was $195 million, an increase of 30% compared to the same period in the prior year. Excluding the impact of foreign exchange rate fluctuations, our organic Operating Cash Flow growth was approximately 23% for the period. Our second quarter 2004 cash flow result was down modestly from first quarter 2004 due primarily to unfavorable foreign currency movements, as well as higher marketing expenditures to drive customer growth in Europe during the seasonally slower summer months.

We continue to benefit from organizational, operating, and network efficiencies, as our consolidated Operating Cash Flow margin improved to 37% for the first six months of 2004 compared to 30% for the same period last year – a year over year improvement of approximately 640 basis points. Based on our Operating Cash Flow result for the first six months of 2004, we confirm our full year guidance target of $800 million6, which excludes the acquisition of Noos. Because organic OCF growth for the six months ended June 30, 2004 was approximately 33%, we believe there is upside to our guidance of 20% organic growth. Including the consolidation of Noos beginning July 1, 2004, we expect to report full year Operating Cash Flow of at least $850 million.

Net Income (Loss)

Net loss was $(95) million for the three months ended June 30, 2004, which compares with a net income of $622 million for the same period in 2003. The positive second quarter 2003 result was primarily due to a one-time gain of $569 million from the completion of the reorganization of our Australian holding company, United Australia Pacific, Inc.

Free Cash Flow and Capital Expenditures

Free Cash Flow for the three months ended June 30, 2004 was $87 million, a 248% improvement compared to the same period last year. The increase was driven by an 82% improvement in cash flow from operating activities, offset by a 27% increase in capital expenditures. For the six months ended June 30, 2004, Free Cash Flow was $122 million, a 193% increase compared to the same period last year.

Capital expenditures increased to $96 million for the three months ended June 30, 2004, compared to $75 million for same period last year. The primary reason for the increase was higher spending on customer premise equipment (CPE) due to the significant increase in RGU growth in the second quarter 2004 compared to the same period last year. For the six months ended June 30, 2004, capital expenditures were $176 million or 16% of sales over the period and below our guidance target of 20% of sales. Based on our expectation for an increase in capital expenditures during second half 2004, we confirm our guidance target for full year 2004 capital expenditures at approximately 20% of sales.

Balance Sheet, Leverage Position and Liquidity

As of June 30, 2004, total debt was $4.1 billion and we had cash and cash equivalents (including short-term liquid investments) of $1.6 billion. On a pro forma basis of the Noos acquisition as of June 30, 2004, total debt was $4.2 billion and cash and cash equivalents were $1.1 billion. Using these pro forma figures, net debt to annualized Operating Cash Flow7 was 3.6x compared to 3.2x for the second quarter on an as reported basis. In addition to our cash balances, we had approximately $680 million of availability under Facility A of our European Credit Facility (pro-forma for the Noos acquisition). Together with the market value of our interests in publicly traded securities of SBS Broadcasting and Austar United, we had total liquidity of approximately $2.2 billion as of June 30, 2004.

[6]	Based on previously disclosed foreign exchange rate assumptions. Specifically, we have assumed for the full year a 1.20 average U.S. dollar / Euro exchange rate and 650 Chilean Pesos to the U.S. dollar.
[7]	Represents net debt / Operating Cash Flow annualized for the three months ended June 30, 2004.

Operating Statistics

As of June 30, 2004, total RGUs were 9,340,100, an increase of 5%, or 421,000 compared to the prior year. For the three months ended June 30, 2004, we added 102,400 net new RGUs compared to 41,200 during the same period last year. Since December 31, 2003, we have added 194,700 net new RGUs. Due to the seasonality of our business, we believe that our year-to-date net gain in RGUs puts us on track to meet or exceed our guidance of 500,000 net new RGUs in 2004, particularly with digital additions running ahead of forecast and with commercial VoIP launches planned in The Netherlands and Hungary in late summer.

About UnitedGlobalCom

UGC is the leading international broadband communications provider of video, voice, and broadband Internet services with operations in 14 countries. Based on UGC’s operating statistics at June 30, 2004, the Company’s networks reached approximately 12.3 million homes passed and served over 9.3 million RGUs, including approximately 7.6 million video subscribers, 756,900 telephone subscribers and 1,032,000 broadband Internet subscribers.

Forward Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements, including guidance given for 2004. The Company’s plans with respect to refinancing the senior bank facility and the intended effects of such refinancing, if any, such as a reduction of interest rates, elimination or loosening of covenants and potential acquisitions are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include, our ability to successfully integrate the French systems, continued use by subscribers and potential subscribers of the Company’s services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Please visit www.unitedglobal.com for further information or contact:

Richard Abbott	Bert Holtkamp
Investor Relations – Denver	Corporate Communications – Europe
(303) 220-6682	+ 31 (0) 20 778 9447
Email: ir@unitedglobal.com	communications@ugceurope.com

New Basis of Accounting Effective January 1, 2004

On January 5, 2004, Liberty Media Corporation (together with its subsidiaries “LMC”) acquired approximately 8.2 million shares of Class B common stock from our founding stockholders in exchange for securities of LMC and cash (the “Founders Transaction”). Upon completion of this transaction, the restriction on LMC’s right to exercise its voting power over us was terminated. LMC then had the ability to elect our entire board of directors and otherwise to control us. LMC acquired its cumulative interest in us over a period of several years in separate acquisitions. LMC’s largest acquisition of us occurred in January 2002 whereby its economic and voting interest increased from approximately 11% and 37%, respectively, to approximately 73% and 94%, respectively. Because of certain voting and standstill agreements entered into between LMC and our founding stockholders in connection with this January 2002 transaction, LMC was unable to control us and therefore accounted for its investment in us under the equity method of accounting. Upon consummation of the Founders Transaction, our financial statements changed to reflect the push down of LMC’s basis and, as a result, we have a new basis of accounting effective January 1, 2004. Accordingly, for periods prior to January 1, 2004 the assets and liabilities of UnitedGlobalCom, Inc. and the related consolidated financial statements are sometimes referred to herein as “UGC Pre-Founders Transaction”, and for periods subsequent to January 1, 2004 the assets and liabilities of UnitedGlobalCom, Inc. and the related consolidated financial statements are sometimes referred to herein as “UGC Post-Founders Transaction.”

UnitedGlobalCom, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value and number of shares)

(Unaudited)

	UGC Post-Founders Transaction	UGC Pre-Founders Transaction
	June 30, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$1,368,677	$310,361
Restricted cash	20,237	25,052
Short-term liquid investments	207,194	2,134
Trade and other receivables, net	204,825	205,232
Other current assets, net	90,899	79,542

Total current assets	1,891,832	622,321
Long-term assets
Property, plant and equipment, net	2,998,782	3,342,743
Goodwill	1,912,703	2,519,831
Intangible assets, net	397,083	252,236
Other assets, net	441,479	362,540

Total assets	$7,641,879	$7,099,671

Liabilities and Stockholders’ Equity
Current liabilities
Not subject to compromise:
Accounts payable	$225,338	$225,540
Accrued liabilities	363,846	405,546
Subscriber prepayments and deposits	226,443	141,108
Notes payable, related party	—	102,728
Current portion of long-term debt	44,605	310,804
Other current liabilities	14,111	82,149

Total current liabilities not subject to compromise	874,343	1,267,875

Subject to compromise:
Current portion of long-term debt	24,627	317,372
Other liabilities	4,690	19,544

Total current liabilities subject to compromise	29,317	336,916

Long-term liabilities
Long-term debt	4,036,308	3,615,902
Deferred taxes	135,194	124,232
Other long-term liabilities	313,978	259,493

Total long-term liabilities	4,485,480	3,999,627

Minority interests in subsidiaries	22,082	22,761

Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, nil shares issued and outstanding	—	—
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 400,388,513 and 287,350,970 shares issued, respectively	4,004	2,873
Class B common stock, $0.01 par value, 1,000,000,000 shares authorized, 11,165,777 and 8,870,332 shares issued, respectively	112	89
Class C common stock, $0.01 par value, 400,000,000 shares authorized, 385,828,203 and 303,123,542 shares issued and outstanding, respectively	3,858	3,031
Additional paid-in capital	2,608,756	5,852,896
Treasury stock, at cost	(70,495)	(70,495)
Accumulated deficit	(244,536)	(3,372,737)
Accumulated other comprehensive income (loss)	(71,042)	(943,165)

Total stockholders’ equity	2,230,657	1,472,492

Total liabilities and stockholders’ equity	$7,641,879	$7,099,671

UnitedGlobalCom, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share data)

(Unaudited)

	UGC		UGC
	Post-Founders Transaction		Pre-Founders Transaction
	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
Statements of Operations
Revenue	$545,072	$1,092,414	$465,109	$901,151
Operating expense	(210,608)	(419,781)	(197,719)	(387,988)
Selling, general and administrative expense	(139,936)	(273,821)	(117,959)	(241,661)
Depreciation and amortization	(214,418)	(432,112)	(211,487)	(406,205)
Impairment of long-lived assets	(16,111)	(16,623)	—	—
Restructuring charges and other	(5,023)	(8,925)	(6,904)	(6,904)
Stock-based compensation	10,136	(51,716)	(8,275)	(14,386)

Operating income (loss)	(30,888)	(110,564)	(77,235)	(155,993)

Interest income	8,195	11,523	2,502	7,905
Interest expense	(73,980)	(145,713)	(94,879)	(189,868)
Foreign currency exchange (loss) gain, net	(6,980)	(28,832)	263,451	414,411
Gain on sale of investments in affiliates, net	—	—	281,483	281,604
Gain on extinguishment of debt	3,871	35,787	—	74,401
Other income (expense), net	6,758	2,454	(11,025)	(14,040)

Income (loss) before income taxes and other items	(93,024)	(235,345)	364,297	418,420

Reorganization expense, net	467	(6,427)	(5,524)	(13,720)
Income tax expense, net	(5,827)	(4,534)	(30,767)	(57,519)
Minority interests in subsidiaries, net	30	500	274	737
Share in results of affiliates, net	3,483	1,270	293,734	291,035

Net income (loss)	$(94,871)	$(244,536)	$622,014	$638,953

Earnings per share:
Basic and diluted net income (loss) per share	$(0.12)	$(0.33)	$3.13	$4.51

Statements of Comprehensive Income
Net income (loss)	$(94,871)	$(244,536)	$622,014	$638,953
Other comprehensive income, net of tax:
Foreign currency translation adjustments	(12,392)	(60,483)	(135,421)	(358,391)
Change in fair value of derivative assets	—	—	4,058	10,616
Change in unrealized (loss) gain on available-for-sale securities	(29,997)	(10,559)	6,024	6,057

Comprehensive income (loss)	$(137,260)	$(315,578)	$496,675	$297,235

UnitedGlobalCom, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share data)

(Unaudited)

	UGC Post-Founders Transaction	UGC Pre-Founders Transaction
	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
Cash Flows from Operating Activities
Net income (loss)	$(244,536)	$638,953
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Stock-based compensation	51,716	14,386
Depreciation and amortization	432,112	406,205
Impairment of long-lived assets, restructuring charges and other	25,548	6,904
Accretion of interest on senior notes and amortization of deferred financing costs	10,386	43,423
Unrealized foreign exchange (gains) losses, net	15,118	(398,245)
Gain on sale of investments in affiliates, net	—	(281,604)
(Gain) loss on derivative securities	(2,346)	11,348
Gain on extinguishment of debt	(35,787)	(74,401)
Deferred income tax provision	(4,602)	55,780
Minority interests in subsidiaries, net	(500)	(737)
Share in results of affiliates, net	(1,270)	(291,035)
Change in assets and liabilities:
Change in receivables and other assets	(48,367)	56,551
Change in accounts payable, accrued liabilities and other	100,811	(12,788)

Net cash flows from operating activities	298,283	174,740

Cash Flows from Investing Activities
Capital expenditures	(175,861)	(132,943)
Purchase of short-term liquid investments	(213,154)	(971)
Proceeds from sale of short-term liquid investments	7,984	45,560
Restricted cash (deposited) released, net	3,869	(11,449)
Proceeds from sale of investments in affiliated companies	737	43,150
Purchase of interest rate caps	(21,442)	(9,750)
Settlement of interest rate swaps	—	(58,038)
Dividends received and other	4,676	(305)

Net cash flows from investing activities	(393,191)	(124,746)

Cash Flows from Financing Activities
Issuance of common stock	1,076,279	—
Proceeds from issuance of convertible senior notes	604,595	—
Proceeds from short-term and long-term borrowings	19,114	—
Repayments of short-term and long-term borrowings	(487,340)	(162,330)
Financing costs	(49,792)	(2,233)

Net cash flows from financing activities	1,162,856	(164,563)

Effect of Exchange Rates on Cash	(9,632)	10,844

Increase (Decrease) in Cash and Cash Equivalents	1,058,316	(103,725)
Cash and Cash Equivalents, Beginning of Period	310,361	410,185

Cash and Cash Equivalents, End of Period	$1,368,677	$306,460

Supplemental Cash Flow Disclosures:
Cash paid for reorganization expenses	$6,427	$13,720

Cash paid for interest	$132,944	$123,596

Cash paid for income taxes	$3,476	$2,403

Non-cash Investing and Financing Activities:
Issuance of common stock for financial assets, settlement of liabilities and other	$36,574	$1,429,206

Financial Highlights:

Revenue

The table below highlights Revenue by segment:

(thousands)	3 months Q2 2004	3 months Q2 2003	Year/Year Change	6 months Jun-04	6 months Jun-03	Year/Year Change
UPC Broadband—W Europe	$333,591	$286,917	16%	$667,725	$557,777	20%
UPC Broadband—C & E Europe	109,979	90,230	22%	217,292	175,472	24%

Total UPC Broadband	443,570	377,147	18%	885,017	733,249	21%
Chellomedia	57,154	56,200	2%	116,861	107,040	9%
VTR	69,758	53,972	29%	141,441	103,059	37%
Other[1]	(25,410)	(22,210)	14%	(50,905)	(42,197)	21%

UGC Consolidated	$545,072	$465,109	17%	$1,092,414	$901,151	21%

1.	Primarily inter-company eliminations and other Latin America broadband.

The following is provided for informational purposes to highlight revenues in the functional currency of VTR (Chilean Pesos) and the primary functional currency of UGC Europe (Euros), as follows:

(thousands, except for VTR)	3 months Q2 2004	3 months Q2 2003	Year/Year Change	6 months Jun-04	6 months Jun-03	Year/Year Change
UPC Broadband—W Europe	€276,895	€251,999	10%	€543,882	€504,521	8%
UPC Broadband—C & E Europe	91,288	79,249	15%	177,035	158,721	12%

Total UPC Broadband	368,183	331,248	11%	720,917	663,242	9%
Chellomedia	47,440	49,361	-4%	95,148	96,759	-2%
Other[1]	(22,657)	(21,224)	7%	(44,655)	(41,516)	8%

UGC Europe—Total	€392,966	€359,385	9%	€771,410	€718,485	7%

VTR (millions)	CP43,884	CP38,331	14%	CP85,988	CP74,500	15%

1.	Primarily inter-company eliminations.

Operating Cash Flow

The table below highlights Operating Cash Flow by segment:

(thousands)	3 months Q2 2004	3 months Q2 2003	Year/Year Change	6 months Jun-04	6 months Jun-03	Year/Year Change
UPC Broadband—W Europe	$138,740	$101,759	36%	$280,236	$193,006	45%
UPC Broadband—C & E Europe	44,809	34,886	28%	89,421	66,259	35%

Total UPC Broadband	183,549	136,645	34%	369,657	259,265	43%
Chellomedia	9,964	9,223	8%	21,496	14,475	49%
VTR Broadband	23,987	16,496	45%	49,017	28,955	69%
Other[1]	(22,972)	(12,933)	78%	(41,358)	(31,193)	33%

UGC Consolidated	$194,528	$149,431	30%	$398,812	$271,502	47%

OCF Margin (% of revenues)	35.7%	32.1%	360 bps	36.5%	30.1%	640 bps

1.	Primarily intercompany eliminations and other Latin America broadband.

The following is provided for informational purposes to highlight Operating Cash Flow in the functional currency of VTR (Chilean Pesos) and the primary functional currency of UGC Europe (Euros), as follows:

(thousands, except for VTR)	3 months Q2 2004	3 months Q2 2003	Year/Year Change	6 months Jun-04	6 months Jun-03	Year/Year Change
UPC Broadband—W Europe	€115,103	€89,189	29%	€228,148	€174,255	31%
UPC Broadband—C & E Europe	37,158	30,574	22%	72,800	59,822	22%

Total UPC Broadband	152,261	119,763	27%	300,948	234,077	29%
Chellomedia	8,289	8,173	1%	17,501	13,069	34%
Other[1]	(16,631)	(7,910)	110%	(28,330)	(20,632)	37%

UGC Europe—Total	€143,919	€120,026	20%	€290,119	€226,514	28%

OCF Margin (% of revenues)	36.6%	33.4%	320 bps	37.6%	31.5%	610 bps

VTR (in millions)	CP15,085	CP11,694	29%	CP29,768	CP20,876	43%

OCF Margin (% of revenues)	34.4%	30.5%	390 bps	34.6%	28.0%	660 bps

1.	Primarily inter-company eliminations.

Operating Cash Flow Definition and Reconciliation

Operating Cash Flow is the primary measure used by our chief operating decision makers to evaluate segment-operating performance and to decide how to allocate resources to segments. As we use the term, Operating Cash Flow is defined as revenue less operating, selling, general and administrative expenses (excluding depreciation and amortization, impairment of long-lived assets, restructuring charges and other and stock-based compensation). We believe Operating Cash Flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe Operating Cash Flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within Operating Cash Flow distorts their ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of Operating Cash Flow is important because analysts and investors use it to compare our performance to other companies in our industry. We reconcile the total of the reportable segments’ Operating Cash Flow to our consolidated net income as presented in the accompanying condensed consolidated statements of operations, because we believe consolidated net income is the most directly comparable financial measure to total segment operating performance. Investors should view Operating Cash Flow as a supplement to, and not a substitute for, operating income, net income, cash flow from operating activities and other GAAP measures of income as a measure of operating performance.

We are unable to provide a reconciliation of forecasted Operating Cash Flow to the most directly comparable GAAP measure, net income, because certain items are out of our control and/or cannot be reasonably predicted. For example, it is impractical to: (1) estimate future fluctuations in interest rates on our variable-rate debt facilities; (2) estimate the fluctuations in exchange rates relative to the U.S. dollar and its impact on our results of operations; (3) estimate the financial results of our non-consolidated affiliates; and (4) estimate changes in circumstances that lead to gains and/or losses such as sales of investments in affiliates and other assets. Any and/or all of these items could be significant to our financial results.

The table below highlights the reconciliation of Operating Cash Flow to Net income (loss):

(thousands)	3 months Q2 2004	3 months Q2 2003	6 months Jun-04	6 months Jun-03
Total segment Operating Cash Flow	$194,528	$149,431	$398,812	$271,502
Depreciation and amortization	(214,418)	(211,487)	(432,112)	(406,205)
Impairment of long-lived assets	(16,111)	—	(16,623)	—
Restructuring charges and other	(5,023)	(6,904)	(8,925)	(6,904)
Stock-based compensation	10,136	(8,275)	(51,716)	(14,386)

Operating income (loss)	(30,888)	(77,235)	(110,564)	(155,993)
Interest expense, net	(65,785)	(92,377)	(134,190)	(181,963)
Foreign currency exchange gain (loss), net	(6,980)	263,451	(28,832)	414,411
Gain on sale of investments in affiliates, net	—	281,483	—	281,604
Gain on extinguishment of debt	3,871	—	35,787	74,401
Other expense, net	6,758	(11,025)	2,454	(14,040)

Income (loss) before income taxes and other items	(93,024)	364,297	(235,345)	418,420
Other, net	(1,847)	257,717	(9,191)	220,533

Net income (loss)	($94,871)	$622,014	($244,536)	$638,953

Free Cash Flow Definition and Reconciliation

Free Cash Flow is not a GAAP measure of liquidity. We define Free Cash Flow as net cash flows from operating activities less capital expenditures. We believe our presentation of free cash flow provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity.

The table below highlights the reconciliation of net cash flows from operating activities and Free Cash Flow:

(thousands)	3 months Q2 2004	3 months Q2 2003	Year/Year Change	6 months Jun-04	6 months Jun-03	Year/Year Change
Net cash flows from operating activities	$182,512	$100,313	82%	$298,283	$174,740	71%
Capital expenditures	(95,651)	(75,345)	27%	(175,861)	(132,943)	32%

Free cash flow	$86,861	$24,968	248%	$122,422	$41,797	193%

Consolidated Operating Statistics

The table below shows operating statistics for UGC on a consolidated basis:1

	As of Jun-04	As of Mar-04	As of Dec-03	As of Jun-03	Growth vs. 1Q04	Growth vs. 4Q03	Growth vs. 2Q03
Video
Homes Passed	12,323,500	12,288,800	12,260,100	12,124,200	34,700	63,400	199,300
Basic Analog Subscribers	7,135,200	7,138,800	7,145,700	7,092,800	(3,600)	(10,500)	42,400
Basis Penetration	58%	58%	58%	59%	n.m.	n.m.	n.m.
Quarterly Net Basic Subscriber Change	(3,600)	(6,900)	39,500	(4,300)	n.m.	n.m.	n.m.

Digital Subscribers	201,800	168,100	145,700	136,500	33,700	56,100	65,300
Digital Penetration	2%	1%	1%	1%	n.m.	n.m.	n.m.
Quarterly Net Digital Subscriber Change	33,700	22,400	6,000	(500)	n.m.	n.m.	n.m.

DTH Subscribers	214,200	204,500	197,300	160,500	9,700	16,900	53,700

Broadband Internet
Broadband Internet Homes Serviceable	7,326,900	7,127,100	7,045,000	6,580,400	199,800	281,900	746,500
Broadband Internet Subscribers	1,032,000	984,300	923,700	825,100	47,700	108,300	206,900
Penetration	14%	14%	13%	13%	n.m.	n.m.	n.m.
Quarterly Net Subscriber Change	47,700	60,600	56,200	34,400	n.m.	n.m.	n.m.

Telephone
Telephone Homes Serviceable	4,488,500	4,467,700	4,467,800	4,408,300	20,800	20,700	80,200
Telephone Subscribers	756,900	742,000	733,000	704,200	14,900	23,900	52,700
Penetration	17%	17%	16%	16%	n.m.	n.m.	n.m.
Quarterly Net Subscriber Change	14,900	9,000	15,100	8,600	n.m.	n.m.	n.m.

Total RGUs	9,340,100	9,237,700	9,145,400	8,919,100	102,400	194,700	421,000
ARPU per RGU[2]	$18.49	$18.68	$17.71	$16.22	$-0.19	$0.78	$2.27
Constant ARPU per RGU[3]	$18.49	$17.91	$17.89	$17.30	$0.58	$0.60	$1.19

Customer Relationships	7,633,200	7,625,000	7,624,300	n.a.	8,200	8,900	n.a.
ARPU per Customer Relationship[4]	$22.51	$22.52	n.a.	n.a.	$-0.01	n.a.	n.a.
Constant ARPU per Customer Relationship[5]	$22.51	$21.59	n.a.	n.a.	$0.92	n.a.	n.a.

RGUs by region:
Europe (UGC Europe)	8,363,700	8,291,500	8,220,200	8,065,000	72,200	143,500	298,700
Chile (VTR)	944,700	914,600	894,000	822,600	30,100	50,700	122,100
Other	31,700	31,600	31,200	31,500	100	500	200

Total RGUs	9,340,100	9,237,700	9,145,400	8,919,100	102,400	194,700	421,000

1.	Please refer to page 12 for definitions regarding the Consolidated Operating Statistics.

2.	ARPU per RGU is calculated as follows: average monthly broadband revenue for the period as indicated, divided by the average of the opening and closing RGUs for the period.

3.	Constant ARPU per RGU is calculated as follows: average monthly broadband revenue converted at the same average exchange rates for the three months ended June 30, 2004 for each period as indicated, divided by the average of the opening and closing RGUs for the period

4.	ARPU per Customer Relationship is calculated as follows: average monthly broadband revenue for the period as indicated, divided by the average of the opening and closing Customer Relationships for the period.

5.	Constant ARPU per Customer Relationship is calculated as follows: average monthly broadband revenue converted at the same average exchange rates for the three months ended June 30, 2004 for each period as indicated, divided by the average of the opening and closing Customer Relationships for the period.

Capital Expenditures Update

The table below highlights our capital expenditures per NCTA cable industry guidelines:

(thousands)	3 months Q2 2004	3 months Q2 2003	Year/Year Change	6 months Jun-04	6 months Jun-03	Year/Year Change
Customer Premises Equipment	$38,298	$23,643	62%	$66,480	$45,617	46%
Commercial	—	—	—	—	—	—
Scaleable Infrastructure	16,686	4,357	283%	28,675	11,354	153%
Line Extensions	(2,524)	22,199	-111%	9,273	31,844	-71%
Upgrade/Rebuild	11,852	6,588	80%	17,238	8,726	98%
Support Capital	23,145	13,976	66%	40,366	26,778	51%
Intangibles & Other	8,194	4,582	79%	13,829	8,624	60%

Total Capital Expenditures	$95,651	$75,345	27%	$175,861	$132,943	32%

	June 30, 2004
	Homes in Service Area	Homes Passed	Two-way Homes Passed	Customer Relationships	Total RGUs	Video				Broadband Internet			Telephone
						Analog Cable Subscribers	DTH Subscribers	Digital Cable Subscribers	Analog Cable Penetration	Homes Serviceable	Subscribers	Penetration	Homes Serviceable	Subscribers	Penetration
	(1)	(2)(14)	(3)(14)	(4)(13)(15)	(5)(15)	(6)(15)	(7)	(8)		(9)(14)	(10)		(11)	(12)
Europe:
The Netherlands	2,642,700	2,614,200	2,413,700	2,297,800	2,882,200	2,294,100	—	55,900	87.8%	2,413,700	365,800	15.2%	1,613,500	166,400	10.3%
Austria	1,081,400	927,400	924,100	561,900	894,900	492,700	—	26,900	53.1%	924,100	222,300	24.1%	903,600	153,000	16.9%
France	2,656,600	1,395,100	705,200	504,200	608,700	470,600	—	47,700	33.7%	705,200	29,300	4.2%	705,200	61,1000	8.7%
Norway	529,000	484,900	236,500	339,500	440,300	339,500	—	35,300	70.0%	236,500	42,300	17.9%	145,800	23,200	15.9%
Sweden	770,000	421,600	273,600	284,800	385,200	284,800	—	29,700	67.6%	273,600	70,700	25.8%	—	—	—
Belgium	530,000	155,000	155,000	144,800	160,300	132,200	—	—	85.3%	155,000	28,100	18.1%	—	—	—

Total Western Europe	8,209,700	5,998,200	4,708,100	4,133,000	5,371,600	4,013,900	—	195,500	66.9%	4,708,100	758,500	16.1%	3,368,100	403,700	12.0%

Poland	1,877,200	1,877,200	472,200	986,400	1,018,700	984,200	—	—	52.4%	472,200	34,500	7.3%	—	—	0.0%
Hungary	1,170,400	996,200	643,500	868,900	947,400	708,700	121,800	—	71.1%	638,800	52,700	8.2%	87,200	64,200	73.6%
Czech Republic	913,000	725,400	295,200	377,400	395,600	292,900	75,200	—	40.4%	295,200	27,500	9.3%	—	—	—
Romania	659,600	458,400	2,600	336,600	336,600	336,600	—	—	73.4%	—	—	0.0%	—	—	—
Slovak Republic	517,800	402,300	126,600	291,000	293,800	277,800	12,200	—	69.1%	120,700	3,800	3.1%	—	—	—

Total Central and Eastern Europe	5,138,000	4,459,500	1,540,100	2,860,300	2,992,100	2,600,200	209,200	—	58.3%	1,526,900	118,500	7.8%	87,200	64,200	73.6%

Total Europe	13,347,700	10,457,700	6,248,200	6,993,300	8,363,700	6,614,100	209,200	195,500	63.2%	6,235,000	877,000	14.1%	3,455,300	467,900	13.5%

Latin America:
Chile	2,350,000	1,782,700	1,045,300	610,200	944,700	499,600	5,000	—	28.0%	1,045,300	151,100	14.5%	1,033,200	289,000	28.0%
Brazil	746,300	16,300	16,300	15,900	16,300	9,100	—	6,300	55.8%	16,300	900	5.5%	—	—	—
Peru	203,300	66,800	30,300	13,800	15,400	12,400	—	—	18.6%	30,300	3,000	9.9%	—	—	—

Total Latin America	3,299,600	1,865,800	1,091,900	639,900	976,400	521,100	5,000	6,300	27.9%	1,091,900	155,000	14.2%	1,033,200	289,000	28.0%

Grand Total	16,647,300	12,323,500	7,340,100	7,633,200	9,340,100	7,135,200	214,200	201,800	57.9%	7,326,900	1,032,000	14.1%	4,488,500	756,900	16.9%

(1)	“Homes in Service Area” are homes that can potentially be served in the areas we operate, based on census data and other market information.

(2)	“Homes Passed” are homes that can be connected to our broadband network without further extending the distribution plant.

(3)	“Two-way Homes Passed” are homes passed by our network where customers can request and receive the installation of a two-way addressable set-top computer, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video, telephone and broadband Internet services.

(4)	“Customer Relationships” are the number of customers who receive at least one level of service (video/telephone/broadband Internet) without regard to which service(s) they subscribe.

(5)	“Revenue Generating Unit” is separately an Analog Cable Subscriber, DTH Subscriber, Digital Cable Subscriber, Broadband Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our analog cable service, digital cable service, telephone service and high-speed broadband Internet access service, the customer would constitute four RGUs. “Total RGUs” is the sum of Analog, DTH, Digital Cable, Broadband Internet and Telephone Subscribers.

(6)	“Analog Cable Subscriber” is comprised of basic analog customers and lifeline customers that are counted on a per connection basis. The lifeline tier is the least expensive regulated tier of our video services, containing only a few channels. Commercial contracts such as hotels and hospitals are counted on an equivalent bulk unit (“EBU”) basis. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. Non-paying subscribers are counted as subscribers during their free promotional or service period. Some of these customers may choose to disconnect after their free service period.

(7)	“DTH Subscriber” is a home or commercial unit that receives our video programming broadcast directly to the home via geosynchronous satellites.

(8)	“Digital Cable Subscriber” is a home or commercial unit connected to our distribution network with one or more digital converter boxes that receives our digital video service. A Digital Cable Subscriber is also counted as an Analog Cable Subscriber.

(9)	“Broadband Internet Homes Serviceable” are homes that can be connected to our broadband network where customers can request and receive broadband Internet access services.

(10)	“Broadband Internet Subscriber” is a home or commercial unit with one or more cable modems connected to our broadband network, where a customer has requested and is receiving high-speed broadband Internet access services.

(11)	“Telephone Homes Serviceable” are homes that can be connected to our broadband network (or twisted pair network in Hungary), where customers can request and receive voice services.

(12)	“Telephone Subscriber” is a home or commercial unit connected to our broadband network (or twisted pair network in Hungary), where a customer has requested and is receiving voice services.

(13)	As of December 31, 2003, certain analog cable customers in The Netherlands that also received our broadband Internet services were counted as two separate customer relationships, due to the nature of our billing arrangement (cable through the local utility company and broadband Internet directly by UGC Europe). As of June 30, 2004, we count customers in this situation as one customer relationship. Had this methodology been applied to the December 31, 2003 data, the previously reported 2,403,000 customer relationships in the Netherlands would have been 2,316,900.

(14)	Included in analog cable subscribers are multi-channel multi-point distribution system (“MMDS”) subscribers that receive our video service through microwave transmissions and are not part of our wireline network. Total MMDS subscribers represent less than 1% of our total analog video subscriber base. Previously we counted nil homes passed for MMDS subscribers in Chile and one home passed for every line-of-sight home in Brazil. As of June 30, 2004, we count one home passed for every MMDS customer. The impact of this change was a net reduction of 461,700 homes passed from the figures previously reported.

(15)	Prior to June 30, 2004, we inadvertently counted certain commercial contracts in the Netherlands on a per connection basis rather than an EBU basis. The reduction in the number of customer relationships and analog cable subscribers as a result of this correction was 8,900 and 9,400, respectively.